UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2022, TuSimple Holdings Inc. (the “Company” or “TuSimple”) announced that the Board of Directors of the Company (the “Board”) terminated the employment of Xiaodi Hou as the Chief Executive Officer, President and Chief Technology Officer of the Company and removed Dr. Hou from his position as Chairman of the Board, in each case, effective as of October 30, 2022.

The Company also announced that, effective as of the same date, the Board appointed Dr. Ersin Yumer, age 38, as interim Chief Executive Officer and President of the Company.

Dr. Yumer most recently served as the Executive Vice President for Operations at TuSimple. He has held leadership roles at TuSimple on the Algorithm and Machine Learning teams, which gives him unique insight into the operational needs associated with commercializing TuSimple’s Driver Out Autonomous Freight Network. Dr. Ersin Yumer is an internationally recognized expert in scalable machine learning, 3D computer vision, and simulation. He is a veteran in the autonomous vehicles industry, having held previous leadership roles at Aurora, Uber, and Argo AI. In the field of machine learning and computer vision, Dr. Yumer has published numerous peer-reviewed technical publications and patents. He has a Ph.D. from Carnegie Mellon University and has worked on cutting-edge 3D computer vision applications at Adobe and Google earlier in his career.

Dr. Yumer does not have any family relationship with any director or executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The termination of employment of Dr. Hou by the Company without cause entitles Dr. Hou to severance in accordance with Section 2(a) of the Severance and Change in Control Agreement, dated as of March 22, 2021, by and between the Company and Dr. Hou, which was previously filed as Exhibit 10.23 to the Company’s Registration Statement on Form S-1 on March 23, 2021 (the “Severance and Change in Control Agreement”). The severance benefits under the Severance and Change in Control Agreement are subject to Dr. Hou’s resignation from the Board and the execution and nonrevocation of a release of claims in favor of the Company.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release in connection with the foregoing transitions. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

As of the time of this filing, the Company believes that, based on information obtained in connection with an ongoing investigation by the Company’s Audit Committee, during 2021 Company employees spent paid hours working on matters for Hydron Inc. (f/k/a Turing Auto), a company which the Company believes has significant operations in China, and that such paid hours had an estimated value of less than $300,000. Mr. Mo Chen, one of our co-founders and former Executive Chairman, is a founder, director and chief executive officer of Hydron, and he has an equity interest in the Company of greater than 10%. This related party transaction was not presented to, or approved by, the Audit Committee as required by the Company’s Code of Conduct.

Based on the Audit Committee’s investigation, which remains ongoing, the Company also believes that during 2022, in connection with the Company’s evaluation of Hydron as a potential OEM partner, the Company shared confidential information with Hydron and its partners, which was not brought to the attention of the Audit Committee and Government Security Committee, and before entering into relevant non-disclosure and other cooperation agreements. After the information was disclosed, the Company entered into a non-disclosure agreement with Hydron that covered the information. The Company does not know whether Hydron shared, or publicly disclosed, the information before entering into that agreement. The Company believes based on the Audit Committee’s ongoing investigation that the information shared is not related to the intangible assets or patents reflected on the Company’s balance sheet. At this time, the Company has not been able to determine the value, if any, of such information.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by TuSimple Holdings Inc. on October 31, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Eric Tapia
Eric Tapia
Interim Chief Financial Officer

Dated: October 31, 2022